Exhibit 99.2
[FORM OF STIFEL, NICOLAUS & COMPANY, INCORPORATED CONSENT]
October 6, 2009
Conflicts Committee
of the Board of Directors of Quest Energy GP, LLC,
acting in its capacity as the general partner of
Quest Energy Partners, L.P.
210 Park Avenue
Oklahoma City, OK 73102
Re:     Registration Statement on Form S-4 of PostRock Energy Corporation, as filed with the Securities and Exchange Commission on October 6, 2009
Ladies and Gentlemen:
Reference is made to our opinion letter, dated July 2, 2009, with respect to the fairness to the holders of the common units of Quest Energy Partners, L.P. (“QELP”), from a financial point of view, of the exchange ratio to be utilized in the QELP Merger (as defined in the Agreement and Plan of Merger, dated July 2, 2009 (the “Merger Agreement”)), among PostRock Energy Corporation (“PostRock”), QELP, Quest Energy GP, LLC (“QEGP”) and the other parties named therein (other than common units to be cancelled pursuant to the Merger Agreement and common units issuable under QELP Restricted Awards (as defined in the Merger Agreement)).
The foregoing opinion letter was provided for the information and assistance of the Conflicts Committee of the Board of Directors of QEGP, acting in its capacity as the general partner of QELP, in connection with their consideration of the QELP Merger and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that PostRock has determined to include our opinion in the above-referenced Registration Statement. Our opinion is not intended to, and may not, be relied upon by PostRock or its stockholders.
In that regard, we hereby consent to the reference to our opinion under the captions “Summary — Opinion of the QEGP Conflicts Committee’s Financial Advisor,” “The Recombination — Background of the Recombination,” “The Recombination — QEGP’s Reasons for the Recombination and Recommendations of QEGP’s Conflicts Committee and QEGP’s Board of Directors,” and “The Recombination — Opinion of the QEGP Conflicts Committee’s Financial Advisor”, and to the inclusion of such opinion as Annex E to, the Joint Proxy Statement/Prospectus included in the above-referenced Registration Statement. By giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.
[STIFEL, NICOLAUS & COMPANY, INCORPORATED]